EXHIBIT 99.1

Contact:	George Bernstein, President and CEO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES CHANGES IN ITS BOARD OF DIRECTORS

West Chester, PA, September 7, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced changes to its Board of Directors.

Judge Eugene G. Monaco has retired from Nobel Learning Communities, Inc.’s Board of Directors. Judge Monaco has served on the Company’s Board of Directors since 1995 and was most recently a member of its Audit and Compensation Committees. Previously, Judge Monaco served as a Judge for the Delaware County District Court, an instructor at Drexel University, a Lecturer at Penn State University and as Chief Negotiator for the Rose Tree Media School Board. Judge Monaco also had a distinguished 32 year career with Westinghouse Electric.

The Company also announced two additions to its Board of Directors.

Michael J. Rosenthal has been appointed to the Board of Directors to fill the Class II Director vacancy created by the earlier resignation of Daniel L. Russell as a Director of the Company in July 2004. Since 1986, Mr. Rosenthal has served as Chairman and President of M.J. Rosenthal and Associates, Inc., an investment and consulting company. From 1984 to 1986, he served as a partner and Managing Director of Wesray Capital Corporation, an investment company, and prior to that was Senior Vice President and Managing Director of the Mergers and Acquisitions Department of Donaldson, Lufkin & Jenrette. Most recently, Mr. Rosenthal was Chief Restructuring Officer for Foster Wheeler Ltd., and has previously served as a Director and/or Chief Executive Officer of a number of companies, including American Vision Centers, Northwestern Steel & Wire, Western Auto Supply Company and Wilson Sporting Goods, Inc. Mr. Rosenthal currently serves as a Director of MAXXAM, Inc., and as a Director and Treasurer of the Horticultural Society of New York.

Richard J. Pinola has been appointed to the Board of Directors to fill the Class I Director vacancy created by the resignation of Judge Eugene G. Monaco. Mr. Pinola is Chief Executive Officer of Right Management Consultants, a global consulting firm specializing in career transition and organizational consulting services, and is a member of the executive management team of Manpower Inc., which acquired Right in January 2004. Mr. Pinola served as Right’s Chairman and Chief Executive Officer from 1994 to 2004. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, an $8 billion diversified financial services firm. He is a Director on the boards of Reading is

Fundamental, Inc.; K-Tron International; the Visiting Nurses Association; King’s College; and Eric M. Godshalk & Co. Mr. Pinola has been a regular speaker on worldwide workforce issues, and has been a guest lecturer at The Yale School of Management. He previously served on the Board of Directors of the American Lung Association, Janney Montgomery Scott, and the Life Office Management Association and the Horsham Clinic.

Dr. Terry Crane, Chairman of the Board of Nobel Learning Communities, Inc., stated, “We are grateful for Gene Monaco’s years of service to our Company. His dedication and contribution will be missed. In the time that we have worked together, his insight and historical perspective on the Company have been invaluable. We are also pleased to add Richard Pinola and Michael Rosenthal to our Board. Their breadth of experience in financial markets, human growth capital businesses, and developing growth strategies for companies will help guide us as we develop into a world class education company.”

Nobel Learning Communities, Inc. operates schools in 13 states consisting of private pre-elementary, elementary, middle schools, specialty high schools and schools and programs for learning challenged children clustered within regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.